Date: **31/JAN/2024**

To: **ADVANCE JV CONSTRUCTION LIMITED**
FT J 24/F BLK 4 GOLDEN DRAGON IND CENTRE 182-190 TAI LIN PAI RD KWAI CHUNG

Business Instalment Loan with SME Financing Guarantee Scheme (SFGS90)
Confirmation Letter

Dear Valued Customer,

1. We are pleased to inform you that your application for a Business Instalment Loan (the "**Loan**") has been approved. This Letter sets out the terms and conditions on which we offer to make available the Loan to you and other related information.

2. The Loan is eligible for the 90% guarantee coverage under the SME Financing Guarantee Scheme (the "**Scheme**") operated by HKMC Insurance Limited ("**HKMCI**"). Schedule 1 to this Letter further sets out additional terms prescribed by HKMCI in relation to your guarantee application to the Scheme.

3. Schedule 1 forms part of this Letter, and by signing on this Letter, you are deemed to have:

    a) made the representations and warranties set out in Clause 1 of Schedule 1 to the Lender;

    b) given the covenants and undertakings set out in Clause 2 of Schedule 1 to the Lender;

    c) consented to the provisions and arrangements set out in Clause 3 of Schedule 1; and

    d) expressly acknowledged that the Lender has relied on all such representations, warranties, covenants, undertakings, and consent in offering and continuing to offer the Loan to you.

4. We have accessed the credit report(s) of the Borrower and the Guarantor(s) (if applicable) for the purposes of assessing your application for the Loan (the "**Loan Application**"). Details and contact information of the relevant credit reference agencies who have provided the credit report(s) to the Bank can be found in the Bank's Information Relating to Credit Reference Agencies (as amended by the Bank from time to time), a copy of which was provided to you at the time of the Loan Application.

5. If you accept the Loan and the terms and conditions set out in this Letter (including Schedule 1), please sign and return a copy of this Letter (which must be received by us within 30 calendar days after the date of this Letter). If we do not receive a duly signed copy of this Letter accepting the Loan within the specified period, our offer of the Loan to you in this Letter will lapse.

Ping An OneConnect Bank (Hong Kong) Limited
Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Tel: 3762 9900 Fax: 3585 0094

6. Please note that the Loan is made available to you subject to our customary overriding right to (i) cancel or suspend any unutilised Loan amount, (ii) determine whether or not to permit utilisation of any unutilised Loan amount, and (iii) demand repayment at any time (including the right to call for cash cover on demand for prospective and contingent liabilities). The Loan is also subject to our review at such time or intervals as we consider appropriate.

Borrower	Name: **ADVANCE JV CONSTRUCTION LIMITED** Type: **Limited Liability Company**
Lender	Ping An OneConnect Bank (Hong Kong) Limited, including its successors and assigns and any trustee or agent acting on its behalf where the context requires or permits.
Guarantor(s)	Name: **CHUNG YAN NGAN** Relationship with the Borrower: **Director + Shareholder**
SME Financing Guarantee Scheme	The Loan is covered under the Scheme operated by HKMCI. Under the Scheme, HKMCI may provide 90% guarantee coverage to the Loan. When applying for the Scheme, a guarantee fee (which is determined by HKMCI from time to time) will be charged. The Borrower agrees to pay the guarantee fee by a single upfront payment.
Approved Loan Amount	Principal amount of the Loan: HK$ **3,000,000** The Lender will credit the principal amount of the Loan into the Borrower's SME account as maintained with the Lender, being Account No. (**"Borrower Account"**) subject to all Conditions Precedent set out below having been satisfied.
Drawdown Date	The date on which the principal amount of the Loan has been credited into the Borrower Account.
Interest Rate	Subject to the Lender's overriding right to adjust the Interest Rate as mentioned below: 0.3429% monthly flat rate 7.6214% effective interest rate (the "**Effective Interest Rate**") 7.8933% per annum (annualised percentage rate) Interest shall accrue from time to time on the Loan calculated by the Lender based on the above rates. Interest and fees payable will be included in the monthly repayment amount (please see below).

Ping An OneConnect Bank (Hong Kong) Limited
Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Tel: 3762 9900 Fax: 3585 0094

Lender's overriding right to adjust the Interest Rate	Notwithstanding any term or condition set out in this Letter, the Interest Rate is subject to the Lender's review from time to time. The Lender reserves an overriding right to increase the Interest Rate annually (or such other period as the Lender may notify you from time to time) in the event where the New Prime Rate (as defined below) is higher than the Old Prime Rate (as defined below), and such increase shall not exceed the difference between the New Prime Rate and the Old Prime Rate. On or prior to each Interest Adjustment Date (as defined below): (a) if the New Prime Rate exceeds the Old Prime Rate, and the Lender (in its sole discretion) exercises such overriding right to increase the Interest Rate, the Lender shall notify the Borrower in writing of: (i) the new Interest Rate; (ii) the new monthly repayment amount; and (iii) the new repayment schedule, each of which becomes effective on such Interest Adjustment Date; (b) if the New Prime Rate exceeds the Old Prime Rate, and the Lender (in its sole discretion) decides not to exercise such overriding right to increase the Interest Rate, or, if the New Prime Rate does not exceed the Old Prime Rate, no notification will be sent from the Lender to the Borrower. For the purposes of this paragraph: "**Interest Adjustment Date**" means each anniversary of the Drawdown Date. "**New Prime Rate**" means, in relation to an Interest Adjustment Date, the Hong Kong dollar prime rate published by the Lender as at the date being 25 Business Days prior to that Interest Adjustment Date. "**Old Prime Rate**" means, in relation to an Interest Adjustment Date, the Hong Kong dollar prime rate published by the Lender: (a) (for the first Interest Adjustment Date) as at the Drawdown Date; or (b) (other than the first Interest Adjustment Date) as at the immediately preceding Interest Adjustment Date.

Ping An OneConnect Bank (Hong Kong) Limited
Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Tel: 3762 9900 Fax: 3585 0094

Loan Tenor	**60** months
Purpose	The Loan shall be used solely for working capital. The Lender is under no obligation to monitor or verify that the Borrower has used the Loan (or any part of it) for the specified purpose.
Monthly Repayment	Subject to the Lender's overriding right to adjust the Interest Rate as mentioned above, the principal amount of the Loan, together with the applicable interest amount and fees (if any), will be repaid by equal monthly instalments in the amount of HK$ **60,287.00** over the approved Loan tenor, except that the last instalment shall be all the outstanding amounts payable under or in connection with the Loan. The amount of a monthly repayment amount that is apportioned to repay interest is the highest for the first monthly repayment and decreases gradually throughout the Loan tenor. The Lender will debit the monthly repayment amount from the Borrower Account on each Repayment Date set out below. The Lender has the right to apportion the monthly repayments between principal, interest and fees as the Lender considers appropriate. The Borrower is not allowed to re-borrow any repaid amount.
Repayment Dates	The first Repayment Date is and thereafter each monthly anniversary of that date provided that if there is no such a day in any subsequent calendar month, the relevant Repayment Date shall be the last day of that calendar month.
Default and Default Interest	If the Borrower defaults in payment of any interest or the principal amount of the Loan in whole or in part when it is due, or if there are insufficient funds in the Borrower Account to discharge any of the amounts then due and payable by the Borrower in connection with the Loan, default interest shall accrue from day to day on the overdue amount from the due date up to the date on which the Lender actually receives irrevocable and unconditional payment of the overdue amount in full at a rate (both before and after judgement) which is 36% per annum (or at such rate which the Lender may from time to time notify to the Borrower) and on the basis of the actual number of days elapsed and a 365-day year. Any default interest accruing shall be immediately payable by the Borrower on demand by the Lender.

Ping An OneConnect Bank (Hong Kong) Limited
Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Tel: 3762 9900 Fax: 3585 0094

	The Lender may appoint debt collection agents and/or institute legal proceedings against the Borrower for recovering or collecting any overdue amount payable by the Borrower. Where applicable, if the personal guarantee provided by the Guarantor (defined below) is revoked or otherwise becomes void before the Loan is fully discharged, the Lender shall be entitled to seek substitute personal guarantee(s) from relevant person(s) of the Borrower. Failure to provide such substitute personal guarantee(s) in a timely manner shall constitute an event of default under the Loan such that this would entitle the Lender the same right as if it were a failure to make payment when due.
Early Redemption	The Borrower may at any time (except during the service updates or maintenance period of the Lender's mobile banking application) send a request to the Lender via the Lender's mobile banking application to prepay the principal amount of a Loan in full (the "**Outstanding Principal Amount**"), together with the Early Redemption Interest and other amounts (including default interest, if any) of such Loan payable by the Borrower to the Lender up to (and including) the date of prepayment, provided that the Borrower shall pay for (i) any cost or expense incurred by the Lender arising from or in connection with such prepayment, and (ii) unless it is waived by the Lender, an early redemption fee prescribed by the Lender. For the avoidance of doubt however, partial prepayment of the principal amount of a Loan (whether or not such partial prepayment is made together with the accrued interest and other amounts (if any) of such Loan payable by the Borrower) is not allowed. For the purpose of this paragraph: "**Daily Interest Rate**" $= \frac{\text{Effective Interest Rate}}{360}$ "**Early Redemption Interest**" = A x B x C whereas: A = the Outstanding Principal Amount; B = the Daily Interest Rate; and C = the number of calendar days after the last Repayment Date and up to (and including) the date of prepayment. Any prepayment request sent by the Borrower to the Lender is irrevocable unless with the Lender's prior written consent.

Ping An OneConnect Bank (Hong Kong) Limited
Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Tel: 3762 9900 Fax: 3585 0094

(if applicable) Personal Guarantee	The granting of the Loan is conditional upon there being a personal guarantee executed by the person(s) specified above as Guarantor(s) (the "**Guarantor**") in favour of the Lender in the form and substance satisfactory to the Lender on or before the date on which the Borrower executes and delivers this Letter.
Negative Pledge	This section is only applicable if any particulars have been inserted into Schedule 2 (*Negative Pledge*). The property(ies) referred to in Schedule 2 (*Negative Pledge*) shall be referred to as the "**Property(ies)**". The Borrower and the Guarantor(s) undertake that they shall not, and they shall procure that none of the other registered owner(s) of any of the Property(ies) will: (a) assign, mortgage, charge or otherwise dispose, or cause or permit any further legal charge, mortgage or other security interest to be effected, or charging order (or any document which would have the effect of preventing a change of land title) to be created on, any of the Property(ies); or (b) cause or permit any further interest in land to be created over any of the Property(ies), in each case without the prior written consent of the Lender. If this section is not complied with, this shall constitute an event of default under the Loan such that it would entitle the Lender the same right as if it were a failure to make payment when due.
Conditions Precedent	The Lender has the right not to make available the Loan unless it has received all of the following documents, information and evidence whether from the Borrower or from HKMCI in the form and substance satisfactory to the Lender: (a) a certified true copy of the Borrower's board resolutions or equivalent internal authorisation documents approving the acceptance of the Loan, appointing authorised signatory(ies) to execute and deliver this Letter and all other documents and notices in connection with the Loan, and approving performance of this Letter and all such other documents and notices and the transactions and activities contemplated in this Letter, which shall be passed and thereafter executed in compliance with the constitutional documents

Ping An OneConnect Bank (Hong Kong) Limited
Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Tel: 3762 9900 Fax: 3585 0094

	of the Borrower and the laws applicable to the Borrower; (b) a copy of this Letter duly signed by the authorised signatory(ies) of the Borrower on behalf of the Borrower; (c) (if applicable) an original personal guarantee duly executed by the Guarantor(s); (d) a certified list of the director(s) and shareholder(s) of the Borrower; (e) application documentation (including all supporting information) relating to the Scheme as required by HKMCI; (f) Guarantee issued by HKMCI in favour of the Lender guaranteeing 90% of the principal amount of the Loan; (g) a certified list of the specimen signature(s) of the authorised signatory(ies) authorised to sign this Letter and the other documents and notices in connection with the Loan, together with certified true copies of the identity documents of such authorised signatory(ies); and (h) such other documents, information or evidence as may be reasonably required by the Lender.
Other Conditions	The Loan is granted by the Lender to the Borrower subject to the following conditions: (a) The Borrower (who is a sole proprietor or a partner of a partnership) and the Guarantor(s) (if applicable) have read and understood the Information Relating to Credit Reference Agencies (which has been provided to the Borrower and the Guarantor(s) at the time of the Loan Application) and have given their respective prescribed consent (which was deemed given upon submitting the Loan Application) to the Lender to use their respective personal data, and such prescribed consents remain effective and not revoked. (b) The Borrower (which is a limited liability company) has read and understood the Information Relating to Credit Reference Agencies (which has been provided to the Borrower at the time of the Loan Application) and has given its consent (which was deemed given upon submitting the Loan Application) to the Lender to use the Borrower's commercial credit data, and such consent remains effective and not revoked.

Ping An OneConnect Bank (Hong Kong) Limited

Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Tel: 3762 9900 Fax: 3585 0094

	(c) The Borrower accepts and agrees to be bound by the Business Instalment Loan General Terms and Conditions, which have been provided to the Borrower at the time of the Loan Application. If there is any inconsistency between the provisions in this Letter and the provisions in the Business Instalment Loan General Terms and Conditions, the provisions in this Letter shall prevail insofar as the Loan is concerned. (d) The Borrower accepts and agrees to be bound by the SME Services Terms and Conditions of the Lender which govern the provision of accounts and services by the Lender to the Borrower and have been provided to the Borrower at the time of the Loan Application. If there is any inconsistency between the provisions in this Letter and the provisions in the SME Services Terms and Conditions, the provisions in this Letter shall prevail insofar as the Loan is concerned. (e) The Loan is covered under the Scheme operated by HKMCI and is subject to the eligibility criteria, procedural requirements and other terms and conditions applicable to the Scheme. The Borrower accepts and agrees that the Lender has the right to revise, suspend and/or terminate the Loan at any time having regard to such criteria, procedures, requirements and other terms and conditions prescribed or varied by HKMCI from time to time. (f) The Borrower accepts and agrees to be bound by the terms and conditions relating to the Scheme set out by the HKMCI as specified in http://www.hkmc.com.hk/eng/our_business/sme_financing_guarantee_scheme.html. (g) The Borrower accepts and agrees that the Lender may demand repayment at any time (including the right to call for cash cover on demand for prospective and contingent liabilities) if the personal guarantee provided by the Guarantor is revoked or otherwise becomes void before the Loan is fully discharged, and the Borrower fails to provide such substitute personal guarantee(s) in a timely manner.
Governing Law and Jurisdiction	This Letter is governed by and construed in all respects in accordance with the laws of the Hong Kong Special Administrative Region of the People's Republic of China ("**Hong Kong**").

Ping An OneConnect Bank (Hong Kong) Limited

Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Tel: 3762 9900 Fax: 3585 0094

	The Borrower agrees that the courts of Hong Kong have jurisdiction to settle any disputes arising from or in connection with this Letter. The Borrower submits to the non-exclusive jurisdiction of the Hong Kong courts. The Lender also has the right to bring any action or proceedings against the Borrower in any other court of competent jurisdiction.
Language	The English version of this Letter is the governing version. The Chinese version (if any) is for reference only. The English version shall prevail if there is any inconsistency between the English and the Chinese versions.

Ping An OneConnect Bank (Hong Kong) Limited
Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Tel: 3762 9900 Fax: 3585 0094

7. By returning to us a duly signed copy of this Letter, you confirm acceptance of the terms and conditions set out in this Letter. We are pleased to be of service to you and look forward to a mutually beneficial relationship.

Yours faithfully
For and on behalf of
Ping An OneConnect Bank (Hong Kong) Limited

Accepted by the Borrower:

By signing below, we accept the Loan and the terms and conditions on which the Loan is granted to us.

For and on behalf of
ADVANCE JV CONSTRUCTION LIMITED

S.V. Tongh
CHAN Wing Hong, Tommy

Authorised Signature
Name: CHUNG YAN NGAN
Date: 1 Feb 2024

(if applicable)
Accepted by the Guarantor(s):

By signing below, I / each of us acknowledge the Loan and the terms and conditions on which the Loan is granted to the Borrower, and I / each of us agree to execute the necessary personal guarantee in favour of the Lender in support of the Loan.

S.V. Tongh
CHAN Wing Hong, Tommy

Signature
Name: CHUNG YAN NGAN
Date: 1 Feb 2024

Schedule 1
Representations and Covenants
Required for the Purpose of the Scheme

1. Representations

The representations and warranties set out in Clause 1.1 *(Status)* to Clause 1.15 *(Compliance)* of this Schedule shall be made by the Borrower as of the date of this Letter and shall be deemed to be repeated (other than Clause 1.9 (*No Filing or Stamp Taxes*) by the Borrower by reference to the facts and circumstances then existing on each date on which a drawdown is made under the Loan and on each date on which any amount is payable by the Borrower under the Loan.

1.1 Status

The Borrower makes all those representations and warranties relating to its status as an eligible borrower as set out in the applicable Guarantee Product Eligibility Criteria issued by the HKMCI.

1.2 Governing Law and Judgments

In any proceedings in relation to the Loan taken in its jurisdiction of incorporation or establishment, the choice of Hong Kong law as the governing law of this Letter and any judgment obtained in Hong Kong against it with respect to the Loan and/or this Letter will be recognised and enforced.

1.3 Binding Obligations

The obligations expressed to be assumed by it in relation to the Loan under this Letter are legal and valid obligations binding on it and enforceable against it in accordance with the terms thereof.

1.4 Execution of this Letter

Its execution of this Letter, its exercise of its rights and performance of its obligations thereunder and the transactions contemplated thereby do not and will not:

(a) contravene any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets;

(b) conflict with its memorandum and articles of association or any other constitutional documents; or

(c) conflict with any applicable law or regulation.

It has the power to enter into this Letter and all corporate and other action required to authorise the execution of this Letter and the performance of its obligations hereunder has been duly taken. No limit on its powers will be exceeded as a result of the borrowing or other assumption of obligations, or any grant of security or giving of indemnities, contemplated by this Letter.

1.5 No Material Proceedings

No litigation, arbitration, administrative proceedings or labour controversy before any court, tribunal, arbitrator or other relevant authority is current or, to the knowledge and belief of a senior officer of it, pending or threatened against it which would have a Material Adverse Effect, save for any such legal proceedings commenced by a third party which are frivolous or vexatious, have no reasonable cause of action or which are being contested in good faith by appropriate proceedings and against which adequate reserves are maintained.

1.6 No Material Adverse Change

Since the date of its most recent financial statements (or audited financial statements in the case where the Borrower is a limited company), there has been no material adverse change in the business or financial condition of it.

1.7 Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed and all authorisations (governmental or otherwise) required to be obtained in order (a) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations in this Letter, (b) to ensure that its obligations in this Letter are legal, valid, binding and enforceable and (c) to make this Letter admissible in evidence in its jurisdiction of incorporation or establishment have been done, fulfilled, performed and obtained and in full force and effect.

1.8 Claims *Pari Passu*

Under the laws of its jurisdiction of incorporation or establishment in force at the date hereof, the claims of the Lender against it under this Letter rank at least pari passu with claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatory preferred by law applying to companies generally.

1.9 No Filing or Stamp Taxes

Ping An OneConnect Bank (Hong Kong) Limited
Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Tel: 3762 9900 Fax: 3585 0094

Under the laws of its jurisdiction of incorporation or establishment in force at the date hereof, it is not necessary that this Letter be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Letter or the transactions contemplated by this Letter.

1.10 No Immunity

In any proceedings taken in the jurisdiction of incorporation or establishment of it in relation to this Letter, it will not be entitled to claim for it or any of its assets immunity from suit, execution, attachment or other legal process.

1.11 No Winding-up

It has not taken any corporate action nor have any other steps been taken or legal proceedings (save for any such legal proceedings commenced by a third party which are (i) frivolous or vexatious or (ii) which are being contested in good faith by appropriate proceedings and against which adequate reserves are maintained and, in each case, are unconditionally discharged or dismissed within 180 (one hundred and eighty) days) been started or threatened against it for its winding-up, dissolution, administration or reorganisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory or interim manager, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues.

1.12 Written Information

All material written information supplied by the Borrower is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

1.13 Solvency

It is able to pay its debts as they fall due and has not commenced negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or made a general assignment for the benefit of or a composition with its creditors.

1.14 Taxes

It has filed or caused to be filed all tax returns which are required to be filed by it and has paid all taxes shown to be due and payable by it on such returns or any assessment received by it, save for taxes which are being contested in good faith by

Ping An OneConnect Bank (Hong Kong) Limited
Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Tel: 3762 9900 Fax: 3585 0094

appropriate proceedings and in respect of which adequate reserves have been set aside by it.

1.15 Compliance

It is to the knowledge and belief of a senior officer of it, in compliance with the requirements of all applicable laws, rules and regulations and orders of governmental or regulatory authorities save those which are not material to its business and the effect of such non-compliance is not significantly adverse to it.

1.16 Saving provision for fulfillment of all eligibility criteria for participation in the Scheme from time to time

It has fulfilled all eligibility criteria for participation in the Scheme (as set out by HKMCI) as at the date of this Letter and shall continue to fulfill all such criteria where they are subject to any subsequent change by HKMCI.

2. Covenants

2.1 Maintenance of Legal Validity

The Borrower shall promptly obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws of its jurisdiction of incorporation or establishment to enable it to lawfully enter into and perform its obligations under this Letter and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Letter.

2.2 Notification of Events of Default

The Borrower shall promptly inform the Lender after it becomes aware of the occurrence of any default or event of default under this Letter or of any event which might reasonably be expected to have a Material Adverse Effect.

2.3 Claims *Pari Passu*

Subject to Clause 2.13 below, the Borrower shall ensure that at all times the claims of the Lender against it under this Letter rank and continue to rank at least *pari passu* with the claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatorily preferred by law applying to companies generally.

2.4 Taxes

Ping An OneConnect Bank (Hong Kong) Limited
Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Tel: 3762 9900 Fax: 3585 0094

The Borrower shall duly and punctually file all tax returns when due and pay and discharge all taxes prior to the date on which penalties are attached thereto except for such taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside and payment of which can be lawfully withheld.

2.5 Information

The Borrower shall promptly deliver to the Lender copies of all its audited and unaudited financial statements and such other reports and information relating to the Borrower as the Lender may reasonably request from time to time.

2.6 Maintenance of Records

The Borrower shall maintain all books of records and accounts with respect to itself and its business in good order.

2.7 Inspection

The Borrower shall, upon reasonable prior written notice from the Lender and during normal working hours, permit and arrange for the Lender or its other authorised representatives to inspect all financial records and books of accounts and discuss the Borrower's business affairs with its officers and advisors as the Lender may reasonably request.

2.8 Use of Proceeds

The Borrower shall apply the Loan solely for the purpose(s) specified in this Letter and/or such other purposes as may be specified by the Lender or HKMCI from time to time.

2.9 Compliance

The Borrower shall comply in all respects with the requirements of all applicable laws, rules and regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would (either individually or in aggregate) have a Material Adverse Effect.

2.10 Insurance

The Borrower shall maintain insurances on and in relation to its business and assets, in each case, with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that

Ping An OneConnect Bank (Hong Kong) Limited
Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Tel: 3762 9900 Fax: 3585 0094

carried on by the Borrower and is commercially available.

2.11 Business

The Borrower shall ensure that:

(a) it has power to own its assets and carry on business as conducted from time to time;

(b) it has good title (free from any restrictions or onerous covenants) to all of the assets required for carrying on its business; and

(c) it has obtained or effected all authorisations, approvals, consents, exemptions, filings, licenses, notarisations, permits and registrations which are required in connection with its business, and that all such authorisations, approvals, consents, exemptions, filings, licenses, notarisations, permits and registrations are in full force and effect, except where the failure to obtain or effect the same or, as the case may be, the cessation of the force and effect of the same would not reasonably be expected to, have a Material Adverse Effect.

2.12 Obligations

Without prejudice to the performance of the Borrower's other obligations under this Letter, the Borrower shall perform all its obligations under all of the material agreements or contracts to which it is a party.

2.13 Security and Further Assurance

If by the terms of this Letter, security is to be given by the Borrower in favour of the Lender, the Borrower shall ensure that each security document confers valid security, of the type which such security document purports to create, in favour of the Lender, over each asset, right and benefit expressed to be subject to such security and ensure that the Lender enjoys the priority which such security is expressed to have. The Borrower shall promptly execute all documents and do all things that the Lender reasonably specifies for the purpose of enabling the Lender to exercise its rights under each security document or preserving the priority and effectiveness of such security. (For the avoidance of doubt, the Borrower confirms that all sums from time to time owing by it to the Lender under this Letter are and shall be secured by all and any security created by it, before or at the date of this Letter or at any time after that date, which is by its terms expressed (in any manner whatsoever) to secure all monies owing by the Borrower to the Lender, and the Borrower will not seek to claim or assert anything to the contrary.)

Ping An OneConnect Bank (Hong Kong) Limited
Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Tel: 3762 9900 Fax: 3585 0094

2.14 Change of Control

The Borrower shall promptly notify the Lender of any change in its board of directors, beneficial shareholders or owners, partners (applicable where the Borrower is a partnership) or control.

3. Consents and Acknowledgements

3.1 Access Right and Inspection by HKMCI

The Borrower expressly consents and shall procure the written consent of each individual related to the Borrower (including each Guarantor) to permit representatives and appointed agents of HKMCI to access, inspect and make copy of their books, records, accounts, documents and any other information relating to the Borrower's business and/or the Loan, whether in paper, electronic or any other form or medium, at the request of HKMCI.

3.2 Disclosure of Personal Data and Other Information to HKMCI

The Borrower expressly consents and shall procure the written consent of each individual who signs the application form under the Scheme or whose personal data may be included in the Lender's file or records relating to the Loan to permit disclosure to HKMCI of (a) the Borrower and such other individual's personal data; and (b) any information and documents relating to the Loan, for the purposes of the Loan and related matters prescribed by HKMCI.

3.3 HKMCI's Rights take Priority

The Borrower acknowledges and shall procure that each Guarantor in favour of the Lender acknowledges that HKMCI's rights, including but not limited to its right of subrogation, shall at all times rank in priority to the rights and remedies of any Guarantor or any other person in relation to the Loan. The Borrower expressly undertakes and shall procure the written undertaking of each Guarantor in favour of the Lender and HKMCI that the Borrower and each Guarantor (a) shall not exercise in any manner or to any extent any right or remedy against the Borrower or any other person or in relation to any guarantee or other security, including but not limited to any right of subrogation, indemnity or contribution which the Borrower or any Guarantor has or may have in law or equity or under, pursuant to or in connection with any guarantee or security or otherwise, unless and until HKMCI has fully and unconditionally recovered all amounts paid by HKMCI under the Scheme or unless and until HKMCI otherwise consents in writing; (b) shall not assert against HKMCI any right of contribution or any analogous rights

Ping An OneConnect Bank (Hong Kong) Limited
Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Tel: 3762 9900 Fax: 3585 0094

or remedies; (c) shall not do anything, nor permit anything to be done, which may adversely affect any of HKMCI's rights, interests, obligations or remedies in connection with the Borrower, any Guarantor, the Loan or any guarantee or security.

3.4 Further Assurances

The Borrower shall not do nor permit to be done anything which would prejudice or jeopardise the rights of the Lender and/or HKMCI in respect of the Loan, and the Borrower shall not create, nor permit to be created or subsist, any security ranking in priority to or pari passu with any security which may be given to or held by the Lender for the Loan (whether exclusively or not).

3.5 Obligations and Liabilities

The Borrower confirms and shall procure that each Guarantor confirms that (a) the Borrower and each Guarantor is fully aware of their obligations and liabilities with respect to the Loan; (b) the Borrower has been and each Guarantor has been advised to note and understand the declarations and notes contained in the forms and documentation relating to the Loan and the Scheme (including but not limited to application form and acceptance form) before signing; and (c) the Borrower and each Guarantor has been advised to seek independent legal advice.

4. Definitions

In this Schedule, "Material Adverse Effect" means (a) a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower; (b) a material impairment of the ability of the Borrower to perform any of its obligations under this Letter; or (c) a material impairment of the rights of, or benefits available to, the Lender under this Letter.

Ping An OneConnect Bank (Hong Kong) Limited
Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Tel: 3762 9900 Fax: 3585 0094

Schedule 2
Negative Pledge

Property 1

Registered owner(s): ______________________________

Address: ______________________________

Property 2

Registered owner(s): ______________________________

Address: ______________________________

Property 3

Registered owner(s): ______________________________

Address: ______________________________

Ping An OneConnect Bank (Hong Kong) Limited
Room 1903-1904, NEO, 123 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong Tel: 3762 9900 Fax: 3585 0094